EXPENSE LIMITATION AGREEMENT

February 17, 2014

To:

The Eudora Funds

8 West 40th Street, 8th Floor
New York, NY 100118

Dear Trustees:

You have engaged us to act as the sole investment adviser to The Eudora Funds (the “Trust”), pursuant to a Management Agreement dated as of September 24, 2012 for the Eudora Fund (the “Fund”), a series of the Trust.

Pursuant to this Expense Limitation Agreement we agree to waive management fees and/or reimburse the Fund for expenses the Fund incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses after fee waivers and/or reimbursement (exclusive of any taxes, short selling expense, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, such as litigation or reorganization costs, and inclusive of organizational costs incurred prior to the commencement of operation and inclusive of organizational and offering costs) will not exceed 1.75% of the Fund’s daily net assets.

This Expense Limitation Agreement shall become effective on the date first above written and shall remain in effect until at least February 28, 2015 unless sooner terminated, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

Additionally, this Expense Limitation Agreement may not be terminated by Eudora Asset Management, LLC, but may be terminated by the Board of Trustees of the Trust.

Any waiver or reimbursement by us is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding this and the current expense limitations and the repayment is approved by the Board of Trustees.

* * * Signature Page to Follow * * *

Yours Very Truly,

EUDORA ASSET MANAGEMENT, LLC

By:

/s/

Name: David A. Cohen

Title: President, Chairman of the Board

Date:  February 17, 2014

ACCEPTANCE:

The foregoing Expense Limitation Agreement is hereby accepted.

THE EUDORA FUNDS

By:

/s/

Name: David A. Cohen

Title: President, Chairman of the Board

Date:  February 17, 2014